Exhibit 3.1

PACIFIC OFFICE PROPERTIES TRUST, INC.
ARTICLES SUPPLEMENTARY

Articles Supplementary of Board of Directors Reclassifying
and Designating a Series of Common Stock as
Senior Common Stock
and Fixing Distribution and
Other Preferences and Rights of Such Series

Pacific Office Properties Trust, Inc., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority conferred upon the Board of Directors, the Board of Directors has duly reclassified all 40,000,000 of the authorized but unissued shares of senior common stock, par value $0.0001 per share, of the Corporation as a new class designated the “Senior Common Stock.”

SECOND: A description of the Senior Common Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, all as set by the Board of Directors of the Corporation, is as follows:

Section 1 Designation and Number.  All 40,000,000 of the authorized but unissued shares of the Corporation’s senior common stock, par value $0.0001 per share, are hereby reclassified and designated as “Senior Common Stock.” The number of shares constituting such class shall be 40,000,000.

Section 2 Rank.  The Senior Common Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Listed Common Stock (as defined in the charter of the Corporation (the “Charter”)), the Corporation’s Class B Common Stock, the Corporation’s Proportionate Voting Preferred Stock, par value $0.0001 per share, and all equity securities of the Corporation the terms of which specifically provide that such equity securities rank junior to the Senior Common Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (b) junior to equity securities issued by the Corporation to the extent that the terms of such equity securities specifically provide that such equity securities rank senior to the Senior Common Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (c) on a parity with all other equity securities issued by the Corporation, other than those equity securities referred to in clauses (a) and (b) hereof; and (d) junior to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Senior Common Stock prior to conversion.

Section 3 Dividends.

3.1 Holders of Senior Common Stock shall be entitled to receive, when and as authorized by the Board Directors, or a duly authorized committee thereof, and declared by the Corporation out of funds of the Corporation legally available for payment, cash dividends equal to 7.25% of the Original Issue Price (as defined below) per annum (the “Base Dividend”); provided, however, that if the dividend payable on the Corporation’s Listed Common Stock exceeds the Reference Dividend (as defined below), the Base Dividend shall increase by 25% of the amount by which the dividend payable on the Listed Common Stock exceeds the Reference Dividend.  The dividends on each share of Senior Common Stock shall be cumulative and shall begin to accrue from the date of original issuance of such share of Senior Common Stock and shall be payable monthly in arrears on or about the 15th day of each month (or, if not a Business Day (as defined below), the next succeeding Business Day, each a “Dividend Payment Date”) for the period ending on such Dividend Payment Date.  The “Original Issue Price” shall be $10.00 per share of Senior Common Stock and shall be adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Corporation’s capital structure.  The “Reference Dividend” shall be $0.20 per share of Listed Common Stock per annum, and shall be adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Corporation’s capital structure.  “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. Any monthly dividend payable on the Senior Common Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Corporation at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

3.2 No dividends on Senior Common Stock shall be authorized by the Board of Directors or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment or setting apart for payment shall be restricted or prohibited by law.

3.3 Notwithstanding the foregoing, dividends on the Senior Common Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Except as set forth in the next sentence, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Senior Common Stock for all past dividend periods, (i) no dividends will be declared and paid or declared and set apart for payment on any shares of Listed Common Stock or any other class or series of stock of the Corporation (“Capital Stock”) ranking, as to dividends, on a parity with or junior to the Senior Common Stock (other than a dividend in Listed Common Stock or any other equity securities of the Corporation ranking junior to the Senior Common Stock as to dividends and upon liquidation) for any period, and (ii) for so long as the Corporation is general partner of Pacific Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), the Corporation will not declare and pay or declare and set apart for payment distributions on any ownership units of the Operating Partnership ranking, as to distributions, on a parity with or junior to the Senior Common Units of the Operating Partnership (the “Senior Common Units”) (other than a distribution in ownership units ranking junior to the Senior Common Units as to distributions and upon liquidation). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Senior Common Stock and the shares of any other series of Capital Stock ranking on a parity as to dividends with the Senior Common Stock, all dividends declared upon the Senior Common Stock and any other series of Capital Stock ranking on a parity as to dividends with the Senior Common Stock shall be declared pro rata so that the amount of dividends declared per share of the Senior Common Stock and such other series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Senior Common Stock and such other series of Capital Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Capital Stock does not have a cumulative dividend) bear to each other.  Accrued but unpaid dividends on the Senior Common Stock will not bear interest and holders of the Senior Common Stock will not be entitled to any distributions in excess of full cumulative distributions described above.  Any dividend payment made on the Senior Common Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

3.4 Unless full cumulative dividends on the Senior Common Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no Listed Common Stock, or any other equity securities of the Corporation ranking junior to or on a parity with the Senior Common Stock as to dividends or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other equity securities of the Corporation ranking junior to the Senior Common Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”)), and (ii) for so long as the Corporation is general partner of the Operating Partnership, no ownership units of the Operating Partnership ranking junior to or on a parity with the Senior Common Units as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such ownership units) by the Operating Partnership (except by conversion into or exchange for other ownership units of the Operating Partnership ranking junior to the Senior Common Units as to distributions and upon liquidation).

3.5 The holders of shares of Senior Common Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Corporation’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Senior Common Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Senior Common Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Corporation on the Senior Common Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Senior Common Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Listed Common Stock issued upon conversion.

3.6 If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Senior Common Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Senior Common Stock for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

Section 4 Liquidation.

4.1 In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Senior Common Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before (i) any distribution of assets is made to holders of Listed Common Stock or any other shares of Capital Stock ranking junior to the Senior Common Stock upon liquidation and (ii) for so long as the Corporation is general partner of the Operating Partnership, any distribution of assets is made to holders of ownership units of the Operating Partnership ranking junior to the Senior Common Units upon liquidation, liquidating distributions in the amount per share of the Original Issue Price, plus all accumulated and unpaid dividends (whether or not earned or declared) for all past dividend periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the amounts payable with respect to the Senior Common Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the Senior Common Stock are not paid in full, the holders of Senior Common Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Senior Common Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

4.2 Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 20 days prior to the payment date stated therein, to each record holder of the Senior Common Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

4.3 For purposes of liquidation rights, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

4.4 In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of the holders of Senior Common Stock shall not be added to the Corporation’s total liabilities.

Section 5 Voting Rights.  Each share of Senior Common Stock shall entitle the holder thereof to one vote with respect to all matters submitted to a vote of the stockholders of the Corporation.  The holders of shares of Senior Common Stock shall vote together with all other holders of voting stock of the Corporation as one class on all matters submitted to a vote of stockholders of the Corporation, and, except as set forth in the following sentence, the holders of shares of Senior Common Stock shall have no other voting rights, as a separate class or otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.  The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of Senior Common Stock shall be required to amend the terms of the Senior Common Stock, except for such amendments required to (i) cure any ambiguity, (ii) comply with legal requirements applicable to the Corporation, or (iii) correct or supplement any provision in the terms of the Senior Common Stock in a manner not inconsistent with law or with other provisions of the terms of the Senior Common Stock.

Section 6 Redemption.

6.1 Except as provided in Section 6.8, the Senior Common Stock is not redeemable at the option of the Corporation on or prior to the fifth anniversary of the initial effective date of the initial registration statement filed with the Securities and Exchange Commission relating to the offer and sale of shares of Senior Common Stock.  After such date, the Corporation, at its option, may redeem the Senior Common Stock, in whole or in part, from time to time upon not less than 30 nor more than 60 days’ notice, at a cash redemption price equal to 102% of the Original Issue Price, plus all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the date of redemption (the “Redemption Price”).

6.2 If fewer than all of the outstanding shares of Senior Common Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors.

6.3 Notwithstanding the foregoing, unless full cumulative dividends on all Senior Common Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no Senior Common Stock or any other series of Capital Stock issued by the Corporation ranking on a parity with, or junior to, the Senior Common Stock as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, as applicable (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Senior Common Stock) shall be redeemed, except as provided in Section 6.8, unless all outstanding shares of Senior Common Stock are simultaneously redeemed, and the Corporation shall not otherwise purchase or acquire, directly or indirectly, any Senior Common Stock or shares of any series of Capital Stock issued by the Corporation ranking on a parity with, or junior to, the Senior Common Stock as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, as applicable (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Senior Common Stock); provided, however, that the foregoing shall not prevent (i) the purchase or acquisition of Senior Common Stock pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of Senior Common Stock, or (ii) the redemption of all or any portion of shares of the Corporation’s Class B Common Stock.

6.4 Notice of redemption hereunder shall be mailed by the Corporation by first class mail, postage prepaid, to each record holder of the Senior Common Stock to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Senior Common Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates, if any, for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the Senior Common Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Senior Common Stock to be redeemed from such holder.

6.5 In order to facilitate the redemption of Senior Common Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

6.6 Notice having been given as provided above, from and after the date fixed for the redemption of Senior Common Stock by the Corporation (unless the Corporation shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of their certificates, if any, and the shares represented thereby shall no longer be deemed to be outstanding. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the Senior Common Stock designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for the Senior Common Stock (“Transfer Agent”), as a trust fund for the benefit of the holders of the Senior Common Stock designated for redemption, together with irrevocable instructions and authority to such Transfer Agent that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, if any. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, if any, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

6.7 Any Senior Common Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Senior Common Stock of the Corporation.

6.8 The Senior Common Stock is subject to the provisions of Article VII of the Charter, including, without limitation, the provisions for the repurchase of shares of Capital Stock transferred to the Trustee (as defined in such Article). Notwithstanding the provisions of Article VII of the Charter, shares of Senior Common Stock which have been transferred to the Trustee pursuant to such Article may also be redeemed, in whole or in part, and, if in part, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors.

Section 7 Conversion.

7.1 Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Senior Common Stock shall have the right, at the holder’s option, at any time after the fifth anniversary of the date of original issue of such shares, to convert such shares, in whole or in part, into a number of fully paid and nonassessable shares of Listed Common Stock equal to the quotient of (i) the Original Issue Price multiplied by the number of shares of Senior Common Stock being converted divided by (ii) the Conversion Price (as defined below) then in effect as of the date of the delivery by such holder of its Conversion Notice (as defined below); provided, however, that the right to convert shares called for redemption pursuant to Section 6 shall terminate at the close of business on the date fixed for such redemption, unless the Corporation shall default in making payment of any amounts payable upon such redemption under Section 6 hereof.

7.2 (i) The conversion right of a holder of Senior Common Stock shall be exercised by the holder by the surrender to the Corporation of the certificate or certificates, if any, for the Senior Common Stock to be converted accompanied by (a) a written notice stating that the holder of Senior Common Stock elects to convert all or a specified whole number of those shares and specifying the name or names in which the holder wishes the certificate or certificates for the Listed Common Stock, if any, to be issued or in which ownership of such Listed Common Stock, if uncertificated, is to be registered (“Conversion Notice”) and (b) any payment required pursuant to Section 3.5. The date on which a Holder complies with the procedures in this Section 7.2 is the “Conversion Date.”

(ii) If shares of Listed Common Stock to be issued upon such conversion are certificated, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (I) certificates representing the number of validly issued, fully paid and non-assessable full shares of Listed Common Stock to which the holder of the shares of Senior Common Stock being converted, or the holder’s transferee, shall be entitled, and (II) if less than the full number of such shares of Senior Common Stock are being converted, if the Senior Common Stock is certificated, a new certificate or certificates, of like tenor, for the number of shares of Senior Common Stock represented by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Corporation shall cause the number of shares of Senior Common Stock not being converted to remain registered in the name of such holder).  If shares of Listed Common Stock to be issued upon such conversion are not certificated, (I) the Corporation shall cause the number of validly issued, fully paid and non-assessable full shares of Listed Common Stock to which a holder of shares of Senior Common Stock being converted, or a holder’s transferee, shall be entitled to be registered in the name of such holder or such transferee, as applicable, and (II) if less than the full number of such shares of Senior Common Stock are being converted, if the Senior Common Stock is certificated, a new certificate or certificates, of like tenor, for the number of shares of Senior Common Stock represented by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Corporation shall cause the number of shares of Senior Common Stock not being converted to remain registered in the name of such holder).

(iii) In lieu of the foregoing procedure, to the extent shares of Senior Common Stock are held by The Depository Trust Company or any successor depository (“DTC”) in global form, the beneficial owner of Senior Common Stock shall comply with the procedures of DTC in order to convert the owner’s beneficial interest in such Senior Common Stock.

7.3 Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting holder of Senior Common Stock shall be deemed to be the holder of record of Listed Common Stock issuable upon conversion of such holder’s Senior Common Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Listed Common Stock shall not then be actually delivered to such holder (or, in the case of global certificates, that book-entry transfers through DTC shall not then be made). On the date of any conversion, all rights with respect to the shares of Senior Common Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of whole shares of Listed Common Stock into which such shares of Senior Common Stock have been converted (or, in the case of global certificates, book-entry transfers made by the Transfer Agent through DTC); (ii) receive cash payment for fractional shares pursuant to Section 7.4; and (iii) exercise the rights to which they are thereafter entitled as holders of Listed Common Stock.

7.4 No fractional shares or scrip representing fractions of a share of Listed Common Stock shall be issued upon conversion of the Senior Common Stock. Instead of any fractional interest in a share of Listed Common Stock that would otherwise be deliverable upon the conversion of a share of Senior Common Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price (as defined below) of Listed Common Stock on the Trading Day (as defined below) immediately preceding the Conversion Date. If more than one share of Senior Common Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Listed Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Senior Common Stock so surrendered. “Current Market Price” of publicly-traded Listed Common Stock or any other class of security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Amex Equities exchange (the “NYSE Amex”) or, if such security is not listed or admitted for trading on the NYSE Amex, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Corporation or the Board of Directors, which determination shall be final, conclusive and binding. “Trading Day” shall mean any day on which the securities in question are traded on the NYSE Amex, or if such securities are not listed or admitted for trading on the NYSE Amex, on the principal national securities exchange on which such securities are listed or admitted for trading, or if not listed or admitted for trading on any national securities exchange, in the applicable securities market in which the securities are traded.

7.5 The term “Conversion Price” shall mean the greater of (i) the average closing price of the Listed Common Stock for the thirty (30) days immediately preceding the Conversion Date and (ii) $1.00, as such price may be adjusted pursuant to Section 7.6.

7.6 (i) If the Corporation shall (A) make a payment of dividends or other distributions to holders of Listed Common Stock of the Corporation in Listed Common Stock, (B) subdivide its outstanding Listed Common Stock into a greater number of shares, (C) combine its outstanding Listed Common Stock into a smaller number of shares or (D) issue by reclassification of its Listed Common Stock any shares or other securities of the Corporation, the Conversion Price shall be adjusted so that the holder of any Senior Common Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Listed Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or other distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this Section 7.6(i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in Section 7.6(ii) below) in the case of a dividend or other distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

(ii) In any case in which Section 7.6(i) provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (I) issuing to the holder of any Senior Common Stock converted after such record date and before the occurrence of such event the additional Listed Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Listed Common Stock issuable upon such conversion before giving effect to such adjustment and (II) fractionalizing any share of Senior Common Stock and/or paying to such holder any amount of cash in lieu of any fraction pursuant to Section 7.4.

7.7 If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Listed Common Stock, sale of all or substantially all of the Corporation’s assets or recapitalization of the Listed Common Stock and excluding any transaction as to which Section 7.6(i) applies (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Listed Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Senior Common Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such Transaction by a holder of that number of shares of Listed Common Stock or fraction thereof into which one share of Senior Common Stock was convertible immediately prior to such Transaction, assuming such holder of Listed Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a “Non-Electing Share”) (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 7.7, and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Senior Common Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this Section 7.7 shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Senior Common Stock. The provisions of this Section 7.7 shall similarly apply to successive Transactions.

7.8 Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Senior Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Senior Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Listed Common Stock that at the time would be received upon the conversion of a share of Senior Common Stock.

7.9 There shall be no adjustment of the Conversion Price in case of the issuance of any equity securities of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.  Notwithstanding the foregoing, if the Corporation shall take any action affecting the Listed Common Stock, other than an action described in this Section 7, that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the Senior Common Stock, the Conversion Price for the Senior Common Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.  In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares or reclassification or combination of shares will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

7.10 In case at any time during which shares of Senior Common Stock may be converted pursuant to this Section 7, the Corporation shall propose:

(i) to pay any dividend or other distribution payable in shares upon its Listed Common Stock or make any distribution (other than cash dividends) to the holders of its Listed Common Stock; or

(ii) to offer for subscription to the holders of its Listed Common Stock any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion or change of the outstanding shares of Listed Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the holders of record of the Senior Common Stock.

7.11 (i) The Corporation covenants that it will, at all times during which shares of Senior Common Stock may be converted pursuant to this Section 7, reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Listed Common Stock, for the purpose of effecting conversion of the Senior Common Stock, the full number of shares of Listed Common Stock deliverable upon the conversion of all outstanding Senior Common Stock not theretofore converted. For purposes of this Section 7.11, the number of shares of Listed Common Stock that shall be deliverable upon the conversion of all outstanding Senior Common Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(ii) The Corporation covenants that any Listed Common Stock issued upon conversion of the Senior Common Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Listed Common Stock deliverable upon conversion of the Senior Common Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Listed Common Stock at such adjusted Conversion Price.

(iii) The Corporation shall use its reasonable best efforts to list the Listed Common Stock required to be delivered upon conversion of the Senior Common Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Listed Common Stock is listed at the time of such delivery.

7.12 The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Listed Common Stock or other securities or property on conversion of the Senior Common Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Listed Common Stock or other securities or property in a name other than that of the holder of the Senior Common Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 8 No Preemptive Rights. No holder of shares of Senior Common Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of Capital Stock of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

Section 9 Restrictions on Ownership.  The Senior Common Stock shall be subject to the ownership restrictions and other provisions contained in ARTICLE VII of the Charter.

Section 10 Form. The Senior Common Stock will be issued and maintained initially in book-entry form registered in the name of the nominee of DTC.

Section 11 Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption or conversion of the Senior Common Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption or conversion of the Senior Common Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption or conversion of the Senior Common Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 12 Notices. Unless otherwise provided herein or required by law, notices to holders of Senior Common Stock provided for herein shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the share transfer records of the Corporation or the Transfer Agent.

THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of Capital Stock of the Corporation, and to fix or alter all terms thereof to the full extent permitted by the Charter.

FOURTH: The shares of Senior Common Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned Chairman of the Board acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Corporate Secretary on this 4th day of March, 2010.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By:	/s/ Jay H. Shidler
Jay H. Shidler
Chairman of the Board

ATTEST:

/s/ Tamara Edwards
Name: Tamara Edwards
Title: Corporate Secretary